UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2016

CARDINAL RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-54360	47-1579622
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Penn Center Blvd. Suite 401
Pittsburgh, PA 15235
 (Address of principal executive offices) (Zip Code)

(412) 374-0989
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

In May 2013, First American Bank ("FAB") obtained a $280,000 judgment (the "Judgment") against Cardinal Resources, LLC (the "Debtor") and individuals Kevin Jones, Barbara Jones and Carol McKee (together, the "Guarantors") regarding the settlement of a prior debt owed to FAB by the Debtor and guaranteed by the Guarantors.  In February 2016, Cardinal Resources, Inc. (the "Company"), an affiliate of Debtor, was served with execution documents from FAB in the nature of Interrogatories to Garnishee.  On May 11, 2016, the Company, together with the Debtor and the Guarantors and FAB (collectively the "Parties"), entered into a Settlement Agreement to resolve the Judgment and related execution proceedings to collect the Judgment (the "Settlement Agreement").  The Settlement Agreement became effective on May 13, 2016.

The Parties have entered into the Settlement Agreement, pursuant to which: (i) the Company has paid FAB the sum of $153,000 to settle the balance of the judgment amount together with accrued interest and fees; (ii) the Parties have provided mutual releases of claims; (iii) FAB will cause its Judgment to be marked satisfied and all related proceedings to be dismissed with prejudice, including the execution proceedings against Company as garnishee; (iv) FAB will execute and record releases of the Guarantors' guaranties; (v) FAB will notify all garnishees that all garnishments are released and terminated; (vii) FAB will mark the original promissory note as paid in full; and (viii) FAB will terminate its security interest against Debtor's property.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardinal Resources, Inc.

Date: May 17, 2016	By:	/s/ Kevin Jones
Kevin Jones
Chief Executive Officer